Exhibit 4.100

Supplemental Agreement No. 5 to the Premises Lease Agreement No. TD0131

Lessor: Beijing Gaoling Estate Development Co., Ltd.
Lessee: KongZhong Information Technologies (Beijing) Co., Ltd.

The Realty Lease Contract No. TD0131 signed by and between the Lessor and Lessee shall be expired on August 27, 2008; however the Lessee desires to continue leasing the entire 35th floor of Tengda Plaza after the expiry of the said contract. Hence, it is hereby agreed by the Lessor and Lessee as follows after friendly negotiations.

1.
Effective from August 28, 2008, the subsection 2 of Article 1 under the Realty Lease Contract No. TD0131 shall be amended and read as “the lease term of the Premises shall be one year, commencing from August 28, 2008 through August 27, 2009.”

2.
Effective from August 28, 2008, the subsection 3 of Article 1 under the Realty Lease Contract No. TD0131 shall be amended and read as “the rental of the Premises shall be RMB 3.30 per day per square meter and the property management charge shall be RMB 1.00 per day per square meter, of which the aggregated monthly rental (including property management charges) of the subject matter of the Contract shall be RMB 194,016.00. Under this Contract each month will be computed on a 30-day basis. The rental and property management charges shall be paid on a monthly basis by means of advanced payment, whereby the Lessee shall pay the Lessor the rental and property management charges for the next payment period within 10 days before the commencement of the next payment period (payment period shall be the 28th day of the applicable month through the 27th day of the following month) and such payment shall be deemed as paid with receipt of the Lessor. If the Lessee fails to make any payment above according to the terms of the Contract, the Lessee shall pay Lessor a late payment fee computed at 0.02% of all amount due for each default day.”

3.
Effective from August 28, 2008, the subsection 5 of Article 1 under the Realty Lease Contract No. TD0131 shall be amended and read as “as of the signing of this Contract, the Lessee shall pay Lessor a deposit as guarantee of its faithful performance of the terms of the Contract (hereinafter the “Deposit”), which shall be equal to three months rentals and property management charges, i.e. RMB 582,048.00 (RMB Five Hundred and Eighty-Two Thousand and Forty-Eight) in aggregate.”

4.	Grace period shall be 70 days in aggregate, which commences from August 28, 2008 through November 5, 2008.

During the grace period, the Lessee is obligated to pay the property management charges at RMB 1.00 per day per square meter and other payable expenses. If the Contract is early terminated due to a reason attributable to the Lessee, the Lessee shall not be entitled to the grace period. Any grace period day after the termination date of the Contract that the Lessee has not enjoyed shall become void, and the Lessor is not obligated to compensate the Lessee for such void grace period days. If the Lessee terminates the Contract before the expiry of the Contract term or the Contract is early terminated due to a reason attributable to Lessee, the Lessee shall make full payment to the Lessor of the rental of the grace period enjoyed according to the rental rate provided in the Contract.

5.
This Supplemental Agreement is a supplement and amendment to the Realty Lease Contract No. TD0131 and its relevant supplemental agreements, all of which shall have equal legal effect. If there is any conflict between the terms of this Supplemental Agreement and the terms of the Realty Lease Contract No. TD0131 or any of its relevant supplemental agreements, the terms of this Supplemental Agreement shall prevail; all terms that are consistent with the terms of the Realty Lease Contract No. TD0131 and its relevant supplemental agreements shall continue in full force.

6.	This Agreement is written in two original copies, of which each of the Lessor and Lessee shall keep one. The Agreement shall take effect on the date when the parties sign and seal the Agreement.

Lessor: Beijing Gaoling Estate Development Co., Ltd.	Lessee: KongZhong Information Technologies (Beijing) Co., Ltd.

Legal Representative or Authorized Representative: (signature)	Legal Representative or Authorized Representative: (seal)

Dated: May 12, 2008	Dated: May 12, 2008